Exhibit 99.3
Advocat Inc
Statements of Income and revenue and census statistics
Reclassifed for discontinued operations
(in thousands, except per share and statistical information, unaudited)

					Twelve
	Three Months Ended				Months Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2009	2009	2009	2009	2009

Skilled nursing occupancy	75.7%	76.4%	77.0%	77.1%	76.6%
Medicare census as a percent of total	13.7%	13.5%	12.7%	12.2%	13.0%
Managed care census as a percent of total	1.3%	1.2%	1.2%	1.3%	1.2%

Medicare revenues as a percent of total	32.3%	32.0%	30.5%	28.7%	30.8%
Medicaid revenues as a percent of total	53.0%	53.3%	54.7%	55.7%	54.2%
Managed care revenues as a percent of total	2.8%	2.5%	2.6%	2.8%	2.7%

Medicaid average daily census	2,814	2,837	2,883	2,889	2,854
Medicare average daily census	553	553	526	505	534
Managed care average daily census	54	49	48	54	51
Private pay and other average daily census	629	651	667	687	661

Total average daily census	4,050	4,090	4,124	4,135	4,100

Medicare average rate per day	$398.98	$400.57	$401.88	$389.04	$397.74
Medicaid average rate per day	$141.75	$142.44	$144.96	$145.33	$143.65
Managed care average rate per day	$377.94	$374.18	$379.91	$382.96	$378.85

Patient revenues, net	$67,735	$69,305	$70,392	$69,546	$276,978

Expenses:
Operating	53,337	54,068	56,315	55,846	219,566
Lease	5,368	5,377	5,462	5,584	21,791
Professional liability	2,905	2,670	817	1,836	8,228
General and Administrative	4,453	4,678	4,428	4,367	17,926
Depreciation and amortization	1,320	1,351	1,382	1,393	5,446

Total expenses	67,383	68,144	68,404	69,026	272,957

Operating income	352	1,161	1,988	520	4,021

Other income (expense)
Foreign currency transaction gain (loss)	(85)	276	0	0	191
Other income	549	0	0	0	549
Interest income	75	79	5	2	161
Interest expense	(482)	(485)	(456)	(454)	(1,877)

	57	(130)	(451)	(452)	(976)

Income from continuing operations before income taxes	409	1,031	1,537	68	3,045
Provision for income taxes	154	387	600	24	1,165

Net income from continuing operations	255	644	937	44	1,880

Discontinued operations
Operating income, net of tax provision	108	286	195	132	721
Loss on disposal	0	0	0	0	0

	108	286	195	132	721

Net income	363	930	1,132	176	2,601
Preferred stock dividends	86	86	86	86	344

Net income for common stock	$277	$844	$1,046	$90	$2,257

Net income per common share per common share — basic
Continuing operations	$0.03	$0.10	$0.15	$(0.01)	$0.27
Discontinued operations	0.02	0.05	0.03	0.03	0.13

	$0.05	$0.15	$0.18	$0.02	$0.40

per common share — diluted
Continuing operations	$0.03	$0.10	$0.15	$(0.01)	$0.26
Discontinued operations	0.02	0.05	0.03	0.03	0.13

	$0.05	$0.15	$0.18	$0.02	$0.39

Weighted average common shares:
Basic	5,672	5,676	5,676	5,687	5,678

Diluted	5,730	5,746	5,747	5,687	5,797